Recent Acquisitions

On February 28, 2011, we closed the acquisition of certain assets relating to the Central Florida markets of Waste Recyclers Holdings, LLC and its subsidiaries (such assets are collectively referred to herein as “Emerald”). Our reported EBITDA for the year ended December 31, 2010 does not reflect any results from the acquired Emerald assets.

For the nine months ended September 30, 2010, on a pro forma basis giving effect to the Emerald acquisition, our revenues and EBITDA would have been $196.4 million and $45.9 million. We do not have externally reviewed financial statements for Emerald for any period after September 30, 2010. However, based on Emerald’s financial statements for the nine months ended September 30, 2010, its annualized revenues and EBITDA for the year ended December 31, 2010, would have been $32.7 million and $7.3 million, respectively. The calculation of these annualized financial measures is based on the assumption that Emerald generated revenue and EBITDA for the three months ended December 31, 2010 that would be equal to its average quarterly revenue and EBITDA for the nine months ended September 30, 2010. However, Emerald’s actual revenue and EBITDA for the three months ended December 31, 2010 may differ from such average amounts, and consequently its revenues and EBITDA for the year ended December 31, 2010, may differ from the annualized figures presented above.

We have also consummated a number of other small acquisitions during 2010 and the first three months of 2011. During the first quarter of 2011, we completed two acquisitions for aggregate consideration of $4.9 million and approximately 400,000 shares of our common stock. During 2010, we completed four acquisitions for $9.9 million of cash and approximately 20,000 shares of common stock. None of these acquisitions were material, and we have not prepared pro forma financial information reflecting such acquisitions.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary historical consolidated financial information as of December 31, 2009 and 2010 and for each of the years ended December 31, 2008, 2009 and 2010 has been derived from our audited consolidated financial statements. The summary financial data as of and for the three months ended March 31, 2010 and 2011 has been derived from our unaudited consolidated financial statements. The summary financial data for the twelve months ended March 31, 2011 has been calculated by subtracting the data for the three months ended March 31, 2010 from the data for the year ended December 31, 2010, and then adding the appropriate data for the three months ended March 31, 2011. This information is only a summary. Our historical results included below are not necessarily indicative of our future performance.

Our historical financial results for the years ended December 31, 2008, 2009 and 2010 and for the three months ended March 31, 2010 do not reflect our acquisition of Emerald in February 2011 or other recent immaterial acquisitions prior to their date of acquisition.

									For the
									Twelve
							For the Three Months		Months
							Ended		Ended
	For the Years Ended December 31,						March 31,		March 31,
	2008		2009		2010		2010	2011	2011
	(Dollars in thousands)
							(Unaudited)		(Unaudited)

Consolidated Statements of Operations Data:
Revenue:
Collection	$129,796		$125,931		$123,070		$29,710	$33,954	$127,314
Disposal, net	45,929		43,722		70,503		14,942	14,935	70,496
Transfer and other, net	32,284		24,485		35,911		7,655	9,099	37,355

Total revenue	$208,009		$194,138		$229,484		$52,307	$57,988	$235,165
Cost of services	142,129		130,287		165,110		38,139	43,215	170,186
Depreciation and amortization	27,151		26,357		30,058		7,288	7,368	30,138
Impairment of goodwill	41,725		—		—		—	—	—
General and administrative	12,335		13,496		11,999		3,232	3,773	12,540
Gain on sale of assets	(178)		(86)		(938)		(9)	(27)	(956)

Operating income (loss)	$(15,153)		$24,084		$23,255		$3,657	$3,659	$23,257
Interest expense, net	18,560		18,052		19,028		4,692	4,964	19,300
Write-off of deferred financing costs	—		—		184		—	—	184
Impact of interest rate swap	7,547		2,063		236		252	—	(16)
Other expense, net	240		3		3		—	—	3

Income (loss) before income taxes	$(41,500)		$3,966		$3,804		$(1,287)	$(1,305)	$3,786
Income tax provision (benefit)	(13,737)		2,958		1,915		(539)	(794)	1,660

Net income (loss)	$(27,763)		$1,008		$1,889		$(748)	$(511)	$2,126
Accrued payment-in-kind dividend on preferred stock	4,076		4,278		4,501		1,108	1,161	4,554

Net loss available to common stockholders	$(31,839)		$(3,270)		$(2,612)		$(1,856)	$(1,672)	$(2,428)

Other Consolidated Financial Data:
EBITDA(1)	$11,758		$50,438		$53,310		$10,945	$11,027	$53,392
Adjusted EBITDA(2)	56,589		53,833		56,425		11,737	12,212	56,900
Adjusted EBITDA margin(3)	27.2%		27.7%		24.6%		22.4%	21.1%	24.2%
Cash interest expense	17,797		16,914		17,577		873	1,064	17,768
Capital expenditures	29,805		23,827		31,282		3,080	3,034	31,236
Cash paid for acquisitions of businesses, net	8,144		23,375		9,922		—	37,985	47,907
Fixed charges(4)	19,594		18,794		20,383		5,021	5,283	20,645
Ratio of net debt to Adjusted EBITDA(5)	3.5	x	4.0	x	4.1	x	—	—	—
Ratio of Adjusted EBITDA to interest expense	3.0	x	3.0	x	3.0	x	—	—	—

	As of March 31, 2011
		Pro Forma
	Actual	Adjusted(6)
	(Dollars in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,820	$3,820
Property and equipment, net	331,093	331,100
Goodwill and other intangible assets, net	101,329	101,300
Total assets	494,105	494,100
Total long-term debt (including current portion)(7)	268,575	279,475
Total stockholders’ equity	178,050	173,800

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. See footnote (2) below for a reconciliation of EBITDA to net loss available to common stockholders.

(2)	Our management evaluates our performance based on non-GAAP measures, of which the primary performance measure is Adjusted EBITDA. Our Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before preferred stock dividend, interest expense (including write-off of deferred financing costs and debt discount), impact of interest rate swap agreements, income tax expense, depreciation and amortization, impairment of goodwill, net loss on early disposition of notes receivable/payable, merger and acquisition related expenses, accretion expense for closure and post-closure obligations and stock-based compensation. We also use these same measures when evaluating potential acquisition candidates. Our definition and presentation of Adjusted EBITDA in this Exhibit 99.3 is modified as compared to our definition and presentation of Adjusted EBITDA in our filings with the SEC under the Exchange Act and under the caption “ — Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We believe our modified definition and presentation of Adjusted EBITDA provides a more meaningful measure of the cash generated by our business, because it includes accretion expense for closure and post-closure obligations and stock-based compensation, which are additional non-cash items that we have not traditionally included in our presentations of Adjusted EBITDA in our SEC filings. In addition, we believe this modified definition of Adjusted EBITDA is appropriate because including additional adjustments for these non-cash expenses and charges is consistent with the calculation of similar financial measures in our secured credit facility.

Our Adjusted EBITDA, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes that Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

• it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

• it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swap agreements and payment-in-kind (PIK) dividend) and asset base (primarily depreciation and amortization of our landfills and vehicles) from our operating results; and

• it helps investors identify items that are within our operational control. Depreciation charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

Our management uses Adjusted EBITDA:

• as a measure of operating performance because it assists us in comparing our performance on a consistent basis, as it removes the impact of our capital structure and asset base from our operating results;

• as one method to estimate a purchase price (often expressed as a multiple of EBITDA or Adjusted EBITDA) for solid waste companies that we intend to acquire. The appropriate EBITDA or Adjusted EBITDA multiple will vary from acquisition to acquisition depending on factors such as the size of the operation, the type of operation, the anticipated growth in the market, the strategic location of the operation in its market as well as other considerations;

• in presentations to our board of directors to enable them to have the same consistent measurement basis of operating performance used by management;

• as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

• in evaluations of field operations since it represents operational performance and takes into account financial measures within the control of the field operating units;

• as a component of incentive cash and stock bonuses paid to our executive officers and other employees;

• to assess compliance with financial ratios and covenants included in our credit agreement; and

• in communications with investors, lenders, and others concerning our financial performance.

There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net loss available to common stockholders, the most directly comparable GAAP financial measure, to our EBITDA and Adjusted EBITDA:

Reconciliation of Net Loss Available to Common Stockholders to EBITDA and Adjusted EBITDA

						Twelve
						Months
				Three Months Ended		Ended
	Year Ended December 31,			March 31,		March 31,
	2008	2009	2010	2010	2011	2011
	(Dollars in thousands)

Net loss available to common stockholders	$(31,839)	$(3,270)	$(2,612)	$(1,856)	$(1,672)	$(2,428)
Accrued payment-in-kind dividend on preferred stock	4,076	4,278	4,501	1,108	1,161	4,554

Net income (loss)	$(27,763)	$1,008	$1,889	$(748)	$(511)	$2,126
Depreciation and amortization	27,151	26,357	30,058	7,288	7,368	30,138
Interest expense, net	18,560	18,052	19,028	4,692	4,964	19,300
Write-off of deferred financing costs	—	—	184	—	—	184
Impact of interest rate swap	7,547	2,063	236	252	—	(16)
Income tax provision (benefit)	(13,737)	2,958	1,915	(539)	(794)	1,660

EBITDA	$11,758	$50,438	$53,310	$10,945	$11,027	$53,392

						Twelve
						Months
				Three Months Ended		Ended
	Year Ended December 31,			March 31,		March 31,
	2008	2009	2010	2010	2011	2011
	(Dollars in thousands)

Merger and acquisition related expenses	115	1,030	457	98	420	779
Net loss on early disposition of notes receivable/payable	221	—	—	—	—	—
Accretion expense for closure and post-closure obligations	558	628	1,094	297	247	1,044
Stock-based compensation	2,212	1,737	1,564	397	518	1,685
Impairment of goodwill	41,725	—	—	—	—	—

Adjusted EBITDA	$56,589	$53,833	$56,425	$11,737	$12,212	$56,900

(3)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue.

(4)	Fixed charges consist of interest expense on all indebtedness (whether expensed or capitalized), amortization of deferred financing costs and debt discount and the interest portion of lease payments.

(5)	Net debt is defined as total long-term debt less cash and cash equivalents.

(6)	The Pro Forma Adjusted consolidated balance sheet data reflects the balance sheet data as of March 31, 2011, adjusted for the Transactions (assuming each holder of our 2014 Notes validly tenders all of its 2014 Notes prior to the consent date and receives the consent payment as set forth in connection with our previously disclosed tender offer) as if the Transactions were consummated on March 31, 2011 and pro forma for the acquisition of Emerald.

(7)	Total long-term debt, pro forma as adjusted, includes the $175.0 million of notes offered in connection with our previously disclosed notes offering, which are presented at their face amount net of any original issue discount, if any.